OncoSec Appoints Sharron Gargosky, PhD, to Chief Clinical and Regulatory Officer

September 6, 2016 – OncoSec Medical Incorporated (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced Sharron Gargosky, PhD, has been appointed to Chief Clinical and Regulatory Officer, effective as of September 1, 2016. Dr. Gargosky previously served as OncoSec’s Head of Clinical Development and Operations, as a consultant, since February 2016. She now joins OncoSec’s management team to oversee the progress of innovative clinical research studies through all phases and to help define OncoSec’s overall clinical business strategy.

“Dr. Gargosky continues to be an effective and powerful force in advancing our clinical programs towards commercialization,” said Punit Dhillon, President and CEO of OncoSec. “Her keen understanding and strategic background in clinical operations and overall program development will significantly advance our melanoma development program and registration pathway for ImmunoPulse® IL-12 in combination with anti-PD-1 in patients with advanced melanoma. Dr. Gargosky will also help progress OncoSec’s overall development efforts to more broadly address anti-PD-1 resistant cancers. We’re thrilled to have her on board and contribute to the strength of OncoSec’s leadership team.”

Dr. Gargosky has over 20 years of experience in clinical development and operations in the field of pharmaceutical and biologic development having managed global programs from early research phase through the U.S. Food & Drug Administration (FDA) approval process. Prior to joining OncoSec, Dr. Gargosky was the Chief Technical and Operations Officer at Prima Biomed, Ltd., where she led the immuno-oncology program in ovarian and pancreatic cancer overseeing international manufacturing, regulatory approvals, and clinical execution. Prior to Prima Biomed, Dr. Gargosky served in positions of increasing clinical and scientific responsibility at biopharmaceutical companies including Pharmacia, Medicis, and Hyperion Therapeutics. In her career, she was involved in small molecule development attaining orphan drug approvals in rare diseases. Dr. Gargosky received her PhD from the University of Adelaide, Australia and completed her postdoctoral fellowship at Stanford University.

As an inducement to Dr. Gargosky entering into employment with OncoSec, the Compensation Committee of the Board of Directors of OncoSec approved the grant to Dr. Gargosky of an option to purchase up to 270,000 shares of OncoSec’s common stock at an exercise price equal to the fair market value of the stock on the September 1, 2016 grant date. The option will have a term of ten (10) years and will generally be forfeited if not exercised before the expiration of that term, or, if earlier, after the ninetieth (90th) day after termination of Dr. Gargosky’s employment. Twenty-five percent (25%) of the shares underlying the award vested on the grant date and the remaining seventy-five percent (75%) of the shares underlying the award shall vest in thirty-six (36) equal monthly installments thereafter. The option was granted outside of OncoSec’s 2011 Stock Incentive Plan, but it is subject to terms similar to those of non-qualified stock options granted under such plan. This description of the inducement option grant to Dr. Gargosky is in satisfaction of the disclosure requirements set forth in NASDAQ Listing Rule 5635(c)(4).

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies with an investigational technology, ImmunoPulse®, for the treatment of cancer. ImmunoPulse® is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as IL-12. In Phase I and II clinical trials, ImmunoPulse® IL-12 has demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various solid tumors and has shown the potential to reach beyond the site of local treatment to initiate a systemic immune response. ImmunoPulse® IL-12, OncoSec’s lead program, is currently in clinical development for several indications, including metastatic melanoma and triple-negative breast cancer. The program’s current focus is on the significant unmet medical need in patients with melanoma who are refractory or non-responsive to anti-PD-1/PD-L1 therapies. In addition to ImmunoPulse® IL-12, the Company is also identifying and developing new immune-targeting agents for use with the ImmunoPulse® platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such “will,” “strategy,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Mary Marolla

OncoSec Medical Incorporated

855-662-6732

media@oncosec.com